Exhibit 99.1
News Media contact: Nicole Ducouer (336) 986-7090
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces First-Quarter 2024 Results
•Net sales were $1.16 billion, the midpoint of the Company’s expected range.
•GAAP and Adjusted gross margin of 39.9% increased 750 and 720 basis points, respectively, compared to prior year, ahead of expectations.
•GAAP operating profit was $52 million. Adjusted operating profit of $84 million exceeded the high-end of the Company’s expectations.
•Reduced inventory 28% year-over-year. Generated cash flow from operations of $26 million.
•Further reduced leverage to 5.0 times net debt-to-adjusted EBITDA, 0.4 times lower than prior year and 0.2 times lower than year-end 2023. Ended quarter with over $1.2 billion of liquidity.
•Provides second-quarter 2024 guidance, including net sales of $1.335 billion to $1.375 billion; GAAP operating profit of $96 million to $111 million; Adjusted operating profit of $115 million to $130 million; GAAP EPS of $0.02 to $0.06; and, Adjusted EPS of $0.07 to $0.11.
•Reiterates full-year 2024 guidance, with continued visibility for strong profit and EPS growth despite a continued cautious view of consumer demand. Company continues to expect to pay down more than $300 million of debt in 2024.

WINSTON-SALEM, N.C. (May 9, 2024) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the first-quarter 2024.

“We delivered solid first quarter results with sales at the midpoint of our outlook, better-than-expected adjusted operating profit, positive cash flow generation and further reduction of our leverage. With the year unfolding as anticipated and our profit visibility, we reiterated our outlook for the full-year,” said Steve Bratspies, CEO. “Over the past three years, we’ve taken necessary actions across the business to enhance and strengthen both the operating and financial models of the Company. With our leading brand positions, lower fixed-cost structure, reestablished gross margin, consistent cash generation and a commitment to reduce debt, we have created a multi-year flywheel designed to accelerate earnings, deleverage faster, and invest in growth initiatives, which we believe will drive strong shareholder returns over the next several years.”

Highlights
•Strong gross margin performance continued, operating margin improvement on-track. Gross margin recovery to pre-inflation levels continued in the first-quarter driven by lower input costs as commodity and ocean freight inflation moderated, the benefits from cost savings initiatives, and the impact from business mix. The strong gross margin performance coupled with cost savings initiatives and disciplined expense management drove a year-over-year increase in GAAP and Adjusted operating margins of approximately 40 basis points and approximately 270 basis points, respectively. Looking forward, given the visibility to input costs and cost savings benefits on its balance sheet, the Company expects continued year-over-year improvement in both gross and operating margins each quarter in 2024.
•Continued to reduce inventory, drive operating cash flow and strengthen the balance sheet. Through disciplined working capital management, strong inventory management capabilities as well as the benefit from lower input costs, the Company reduced inventory 28% year-over-year. The Company generated $26 million of operating cash flow in a period that historically uses cash. With visibility to strong profit growth, the Company expects to generate another year of strong operating cash flow and continue to pay down debt.
•U.S. Innerwear gained an additional 50 basis points of market share. Despite the expected market decline in the quarter, the Company’s strategy of consumer-centricity is working as it continued to gain market share and outperform the market. In the quarter, its U.S. Innerwear business gained market share with both Men and Women as well as with both younger and older consumers. The market share gains were driven by a combination of operating model enhancements, new product innovation and higher levels of brand marketing investment. Sales from new product innovation increased 19% over prior year. Brand marketing investments more than doubled over prior year to support its Maidenform M product line as well as the brand campaign behind its recently launched Hanes SuperSoft product line, which began during the NCAA basketball tournament.
First-Quarter 2024 Results
•Net Sales of $1.16 billion were at the midpoint of the Company’s expected range. As compared to prior year, net sales decreased approximately 17%, with approximately 120 basis points due to the U.S. Sheer Hosiery divestiture and approximately 105 basis points due to the unfavorable impact from foreign exchange rates. On an organic constant currency basis, net sales decreased approximately 15% compared to last year. Both reported and organic constant-currency sales reflect a headwind of more than 400 basis points due to the expected discrete items impacting the Activewear segment in the first quarter (see Business Segment Summary section below).

•Global Champion brand sales were in line with the Company’s expectation, including growth in Japan, China and Latin America. As compared to prior year, global Champion brand sales decreased 26% on a reported basis and 25% on a constant currency basis, with approximately 500 basis points of the decrease due to the planned strategic shift of its Champion kids’ business to a license model at the beginning of 2024. U.S. sales decreased 35%, with approximately 900 basis points of the decrease from the shift of the kids’ business to a license-model and the remainder driven by the continued challenging activewear market dynamics as well as the strategic actions taken to strengthen the brand, particularly ahead of the new Fall-Winter 2024 product line. Internationally, sales decreased 17% on a reported basis and 16% on a constant currency basis. Constant currency sales increased in Japan, China and Latin America, which were more than offset by decreases in Europe and Australia as macroeconomic headwinds continued to impact demand in these regions.
•Gross Profit and Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential transformation plan and its global Champion performance plan, were both $461 million, representing an increase of approximately 2% over prior year. Gross Margin and Adjusted Gross Margin were both 39.9%, representing a year-over-year increase of 750 basis points and 720 basis points, respectively. Adjusted Gross Margin was 140 basis points ahead of the Company’s outlook for the quarter. The year-over-year improvement, which delivered gross margin in line with historic levels, was driven primarily by lower input costs as commodity and ocean freight inflation moderated, the benefits of cost savings initiatives, and the impact from business mix.
•Selling, General and Administrative (SG&A) Expenses increased 4% to $409 million as compared to last year. Adjusted SG&A Expenses, which exclude certain costs related to the Company’s Full Potential transformation plan and its global Champion performance plan, decreased 3%, or $13 million, year-over-year to $378 million. The year-over-year decrease in adjusted SG&A was driven by benefits from cost savings initiatives, lower distribution expense, and disciplined expense management, which more than offset planned increases in brand marketing investments in both its U.S. Innerwear and global Champion businesses. As a percent of net sales, adjusted SG&A expense of 32.7% increased 450 basis points over prior year with 185 basis points due to increased brand marketing investments. The remainder of the year-over-year increase was driven by deleverage from lower sales volume, which was partially offset by the benefits from cost savings initiatives.
•Operating Profit and Operating Margin in first-quarter 2024 were $52 million and 4.5%, respectively, which compared to $57 million and 4.1%, respectively, in the prior year. Adjusted Operating Profit of $84 million increased 32% over prior year, which was above the Company’s outlook. Adjusted Operating Margin of 7.3% increased approximately 270 basis points over first-quarter 2023.
•Interest Expense and Other Expenses for first-quarter 2024 were approximately $67 million and $9 million, respectively, which compared to approximately $58 million and $15 million, respectively, in the prior year. With debt lower by more than $500 million as compared to prior year, the increase in interest expense was driven by higher average interest rates.

•Tax Expense for first-quarter 2024 was $15 million as compared to $19 million in the prior period. Effective and Adjusted Tax Rates for first-quarter 2024 were (64)% and 194%, respectively. For first-quarter 2023, the effective tax rate and the adjusted effective tax rate were (116)% and (689)%, respectively. The Company's effective tax rate for 2024 and 2023 is not reflective of the U.S. statutory rate due to valuation allowances against certain net deferred tax assets.
•Net Loss totaled approximately $(39) million, or $(0.11) per diluted share in first-quarter 2024. This compares to net loss of $(34) million, or $(0.10) per diluted share, last year. Adjusted Net Loss totaled $(7) million, or $(0.02) per diluted share. This compares to adjusted net loss of $(21) million, or $(0.06) per diluted share, in first-quarter 2023.
See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential transformation plan and global Champion performance plan charges.
First-Quarter 2024 Business Segment Summary
•Innerwear sales decreased 8% as compared to prior year, which was slightly below the Company’s expectations due to a higher-than-anticipated level of inventory management actions by select retailers. Despite the expected market decline in the quarter, the Company’s strategy of consumer-centricity is working as it continued to gain market share and outperform the market. In the quarter, point-of-sale trends and market share gains were ahead of its expectations. The Company gained another 50 basis points of market share in the first quarter, with gains across both Men’s and Women’s as well as both younger and older consumers.
Operating margin of 21.9% increased approximately 880 basis points over prior year, with brand marketing investments reaching nearly 5% of sales, its highest level in more than a decade. The year-over-year margin improvement was driven primarily by lower input costs as commodity and ocean freight inflation moderated, and the benefits of cost savings initiatives, which helped fund a 120% increase in brand marketing investments to drive consumer demand behind its product innovation launches and various new brand campaigns.

•Activewear sales decreased 31%, or $97 million, compared to prior year, in line with the Company’s outlook. As expected, approximately two-thirds, or $65 million, of the decrease was due to three discrete items impacting year-over-year comparability in the first quarter. These three items include: the strategic shift of the Champion kids’ business to a license model beginning in 2024; an unseasonably strong collegiate sales performance in first-quarter 2023; and, accelerated orders into first-quarter 2023 ahead of the Company’s SAP implementation. The remainder of the year-over-year sales decrease was driven by the ongoing combination of challenging activewear apparel market dynamics, including soft consumer demand and cautious ordering from retailers, and the near-term impact from the strategic actions taken to strengthen the Champion brand, particularly ahead of the new Fall-Winter 2024 product line.
Operating margin for the segment of 0.5% increased 440 basis points sequentially. Compared to the first quarter of last year, segment operating margin decreased approximately 265 basis points as the impact from lower sales volume and increased brand marketing investments more than offset the benefits from lower input costs, business mix and disciplined SG&A expense management.
•International sales decreased 12% on a reported basis, including $15 million from unfavorable foreign exchange rates. International sales decreased 9% on a constant currency basis compared to prior year, in line with the Company’s outlook. In constant currency, growth in Latin America, Japan and China were more than offset by decreases in Europe and Australia as macroeconomic headwinds continue to impact demand in these regions.
Operating margin for the segment of 12.3% increased approximately 120 basis points compared to prior year as the benefits from lower input costs and business mix more than offset SG&A deleverage from lower sales and the negative impact from foreign exchange rates.
Cash Flow, Balance Sheet and Liquidity
•Total liquidity position at the end of first-quarter 2024 was more than $1.2 billion, consisting of $191 million of cash and equivalents and more than $1 billion of available capacity under the Company’s credit facilities.
•Based on the calculation as defined in the Company’s senior secured credit facility, the Leverage Ratio at the end of first-quarter 2024 was 5.0 times on a net debt-to-adjusted EBITDA basis, which was below its first-quarter 2024 covenant of 6.75 times and below 5.4 times at the end of first-quarter 2023 (See Table 6-B).
•Inventory at the end of first-quarter 2024 of $1.42 billion decreased 28%, or $550 million, year-over-year. The year-over-year decrease was driven predominantly by the benefits of its inventory management capabilities, including SKU discipline and lifecycle management, as well as lower input costs as commodity and ocean freight inflation moderated.
•Cash Flow from Operations was $26 million in first-quarter 2024 as compared to $45 million last year. Free Cash Flow was $6 million in first-quarter 2024 as compared to $20 million in first-quarter 2023.

Second-Quarter and Full-Year 2024 Financial Outlook
The Company is providing guidance on tax expense due to the expected fluctuation of its quarterly tax rate, stemming from the deferred tax reserve matter previously disclosed in the fourth quarter of 2022. Importantly, the reserve does not impact cash taxes. Some portion of the reserve may reverse in future periods.
The Company closed the sale of its U.S. Sheer Hosiery business on September 29, 2023. For the full year 2023, its U.S. Sheer Hosiery business generated $50 million of net sales and an operating loss of $(2) million. For second-quarter 2023, its U.S. Sheer Hosiery business generated approximately $13.5 million of net sales and an operating loss of approximately $(1.5) million.
For fiscal year 2024, which ends on December 28, 2024, the Company currently expects:
•    Net sales of approximately $5.35 billion to $5.47 billion, which includes projected headwinds of approximately $50 million from the U.S. Sheer Hosiery divestiture and approximately $45 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 4% decrease as compared to prior year on a reported basis and an approximate 2% decrease on an organic constant currency basis.
•    GAAP operating profit of approximately $430 million to $450 million.
•    Adjusted operating profit of approximately $500 million to $520 million, which includes a projected headwind of approximately $9 million from changes in foreign currency exchange rates.
•    Pretax charges for actions related to the Full Potential transformation plan and the global Champion performance plan of approximately $70 million.
•    GAAP and Adjusted Interest expense of approximately $260 million.
•    GAAP and Adjusted Other expenses of approximately $36 million.
•    GAAP and Adjusted Tax expense of approximately $55 million.
•    GAAP earnings per share of approximately $0.22 to $0.28.
•    Adjusted earnings per share of approximately $0.42 to $0.48.
•    Cash flow from operations of approximately $400 million.
•Capital investments of approximately $75 million, consisting of approximately $65 million of capital expenditures and approximately $10 million of cloud computing arrangements. Per GAAP, capital expenditures are reflected in cash from investing activities and certain cloud computing arrangements are reflected in Other Assets within cash flow from operating activities. The approximate $10 million of cloud computing arrangements is factored into the full year cash flow from operations guidance of approximately $400 million.

•    Free cash flow of approximately $335 million.
•    Fully diluted shares outstanding of approximately 354 million.
For second-quarter 2024, which ends on June 29, 2024, the Company currently expects:
•    Net sales of approximately $1.335 billion to $1.375 billion, which includes projected headwinds of approximately $13.5 million from the U.S. Sheer Hosiery divestiture and approximately $25 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 6% decrease as compared to prior year on a reported basis and an approximate 3% decrease on an organic constant currency basis.
•    GAAP operating profit of approximately $96 million to $111 million.
•    Adjusted operating profit of approximately $115 million to $130 million, which includes a projected headwind of approximately $3 million from changes in foreign currency exchange rates.
•    Pretax charges for actions related to the Full Potential transformation plan and the global Champion performance plan of approximately $19 million.
•    GAAP and Adjusted Interest expense of approximately $67 million.
•    GAAP and Adjusted Other expenses of approximately $9 million.
•    GAAP and Adjusted Tax expense of approximately $14 million.
•GAAP earnings per share of approximately $0.02 to $0.06.
•Adjusted earnings per share of approximately $0.07 to $0.11.
•Fully diluted shares outstanding of approximately 353 million.
HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures
To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted income (loss), adjusted income tax expense, adjusted income (loss) before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA, adjusted effective tax rate, adjusted interest expense and adjusted other expenses, net debt, leverage ratio and free cash flow.
Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted income (loss) is defined as income (loss) excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income (loss) before income tax is defined as income (loss) before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted interest is defined as interest expense excluding actions. Adjusted other expenses is defined as other expenses excluding actions and adjusted effective tax rate is defined as adjusted income tax expense divided by adjusted income (loss) before income tax.
Charges for actions taken in 2024 and 2023, as applicable, include the global Champion performance plan, supply chain segmentation, headcount actions and related severance charges, technology charges, gain/loss on classification of assets held for sale, professional services, loss on extinguishment of debt, gain on final settlement of cross currency swap contracts and the tax effects thereof. The global Champion performance plan includes actions and related charges regarding the Company’s accelerated and enhanced strategic initiatives to further streamline the operations and position the brand for long term profitable growth and the evaluation of strategic alternatives for the global Champion business.
While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.
HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential transformation plan, the global Champion performance plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.
The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as net income (loss) before the impacts of discontinued operations, interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (x) restructuring charges related to the Full Potential transformation plan, the global Champion performance plan, and other action-related charges described in more detail in Table 6-A and (y) certain other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”) described in more detail in Table 6-B. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.
Net debt is defined as the total of current debt, long-term debt, and borrowings under the accounts receivable securitization facility (excluding long-term debt issuance costs and debt discount and borrowings of unrestricted subsidiaries under the accounts receivable securitization facility) less (x) other debt and cash adjustments and (y) cash and cash equivalents. Leverage ratio is the ratio of net debt to adjusted EBITDA as it is defined in our Credit Agreement.

The Company defines free cash flow as net cash from operating activities less capital expenditures. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. The Company defines organic net sales as net sales excluding those derived from businesses acquired or divested within the previous 12 months of the reporting date.
HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.
To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
HanesBrands believes constant currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses. The Company defines organic constant currency sales as net sales excluding those derived from businesses acquired or divested within the previous 12 months of the reporting date and also excluding the impact of translating foreign currencies into U.S. dollars as discussed above.
Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain information that may constitute forward-looking statements, as defined under U.S. federal securities laws. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” believe,” “could,” “will,” “expect,” “outlook,” “potential,” “project,” “estimate,” “future,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements with respect to our intent, belief and current expectations about our strategic direction, prospects and future results are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from those implied or expressed by such statements. These risks and uncertainties include, but are not limited to, such things as trends associated with our business, our ability to implement successfully, or at all, our Full Potential transformation plan and our global Champion performance plan; our ability to identify, execute, and realize benefits, successfully, or at all, from, any potential strategic transaction involving Champion; the rapidly changing retail environment and the level of consumer demand; the effects of any geopolitical conflicts (including the ongoing Russia-Ukraine conflict and

Middle East conflicts) or public health emergencies or severe global health crises, including effects on consumer spending, global supply chains, critical supply routes and the financial markets; our ability to deleverage on the anticipated time frame or at all, which could negatively impact our ability to satisfy the financial covenants in our Credit Agreement or other contractual arrangements; any inadequacy, interruption, integration failure or security failure with respect to our information technology; future intangible assets or goodwill impairment due to changes in our business, market conditions, or other factors, including any sale of the Champion business; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex international tax structure; our future financial performance; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

About HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; Bonds, which is setting new standards for design and sustainability; Maidenform, America’s number one shapewear brand; and Bali, America’s number one national bra brand. HBI employs 48,000 associates in approximately 30 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, has set aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its Full Potential and deliver long-term growth that benefits all of its stakeholders.

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended
	March 30, 2024	April 1, 2023	% Change
Net sales	$1,156,201	$1,389,410	(16.8)%
Cost of sales	695,274	939,717
Gross profit	460,927	449,693	2.5%
As a % of net sales	39.9%	32.4%
Selling, general and administrative expenses	408,821	392,374	4.2%
As a % of net sales	35.4%	28.2%
Operating profit	52,106	57,319	(9.1)%
As a % of net sales	4.5%	4.1%
Other expenses	9,271	14,771
Interest expense, net	66,689	58,452
Loss before income taxes	(23,854)	(15,904)
Income tax expense	15,268	18,500
Net loss	$(39,122)	$(34,404)

Loss per share:
Basic	$(0.11)	$(0.10)
Diluted	$(0.11)	$(0.10)

Weighted average shares outstanding:
Basic	351,576	350,435
Diluted	351,576	350,435

TABLE 2-A
HANESBRANDS INC.
Supplemental Financial Information
Impact of Foreign Currency
(in thousands, except per share data)
(Unaudited)

The following table presents a reconciliation of reported results on a constant currency basis for the quarter ended March 30, 2024 and a comparison to prior year:

	Quarter Ended March 30, 2024
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended April 1, 2023	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,156,201	$(14,560)	$1,170,761	$1,389,410	(16.8)%	(15.7)%
Gross profit	460,927	(10,135)	471,062	449,693	2.5	4.8
Operating profit	52,106	(4,106)	56,212	57,319	(9.1)	(1.9)
Diluted loss per share[3]	$(0.11)	$(0.01)	$(0.10)	$(0.10)	10.0%	—%

As adjusted:[2]
Net sales	$1,156,201	$(14,560)	$1,170,761	$1,389,410	(16.8)%	(15.7)%
Gross profit	461,433	(10,135)	471,568	454,216	1.6	3.8
Operating profit	83,827	(4,106)	87,933	63,440	32.1	38.6
Diluted loss per share[3]	$(0.02)	$(0.01)	$(0.01)	$(0.06)	(66.7)%	(83.3)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the quarters ended March 30, 2024 and April 1, 2023 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

3	Amounts may not be additive due to rounding.

TABLE 2-B
HANESBRANDS INC.
Supplemental Financial Information
Organic Constant Currency
(in thousands, except per share data)
(Unaudited)

The following table presents a reconciliation of reported results on an organic constant currency basis for the quarter ended March 30, 2024 and a comparison to prior year:

	Quarter Ended March 30, 2024				Quarter Ended April 1, 2023
	As Reported	Impact from Foreign Currency[1]	Less U.S. Hosiery Divestiture[2]	Organic Constant Currency	As Reported	Less U.S. Hosiery Divestiture[2]	Organic	% Change, As Reported	% Change, Organic Constant Currency
Net sales	$1,156,201	$(14,560)	$—	$1,170,761	$1,389,410	$19,585	$1,369,825	(16.8)%	(14.5)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	The Company sold its U.S. Sheer Hosiery business on September 29, 2023.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended
	March 30, 2024	April 1, 2023	% Change
Segment net sales:
Innerwear	$506,843	$553,067	(8.4)%
Activewear	217,749	314,945	(30.9)
International	406,031	462,857	(12.3)
Other	25,578	58,541	(56.3)
Total net sales	$1,156,201	$1,389,410	(16.8)%

Segment operating profit:
Innerwear	$111,052	$72,608	52.9%
Activewear	1,109	9,974	(88.9)
International	49,882	51,349	(2.9)
Other	(9,577)	(4,874)	96.5
General corporate expenses/other	(68,639)	(65,617)	4.6
Total operating profit before restructuring and other action-related charges	83,827	63,440	32.1
Restructuring and other action-related charges	(31,721)	(6,121)	418.2
Total operating profit	$52,106	$57,319	(9.1)%

	Quarters Ended
	March 30, 2024	April 1, 2023	Basis Points Change
Segment operating margin:
Innerwear	21.9%	13.1%	878
Activewear	0.5	3.2	(266)
International	12.3	11.1	119
Other	(37.4)	(8.3)	(2,912)
General corporate expenses/other	(5.9)	(4.7)	(121)
Total operating margin before restructuring and other action-related charges	7.3	4.6	268
Restructuring and other action-related charges	(2.7)	(0.4)	(230)
Total operating margin	4.5%	4.1%	38

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 30, 2024	December 30, 2023	April 1, 2023
Assets
Cash and cash equivalents	$191,216	$205,501	$213,209
Trade accounts receivable, net	555,679	557,729	681,921
Inventories	1,419,309	1,368,018	1,969,133
Other current assets	157,510	144,967	159,724
Current assets held for sale	—	—	4,986
Total current assets	2,323,714	2,276,215	3,028,973
Property, net	398,089	414,366	442,315
Right-of-use assets	399,312	428,918	454,643
Trademarks and other identifiable intangibles, net	1,197,310	1,235,704	1,241,624
Goodwill	1,099,858	1,112,744	1,106,590
Deferred tax assets	21,003	21,954	21,732
Other noncurrent assets	150,390	150,413	136,803
Total assets	$5,589,676	$5,640,314	$6,432,680

Liabilities
Accounts payable	$816,298	$736,252	$965,630
Accrued liabilities	477,524	478,676	474,840
Lease liabilities	103,867	110,640	100,266
Accounts Receivable Securitization Facility	17,500	6,000	166,000
Current portion of long-term debt	44,250	59,000	52,750
Current liabilities held for sale	—	—	4,986
Total current liabilities	1,459,439	1,390,568	1,764,472
Long-term debt	3,237,419	3,235,640	3,588,945
Lease liabilities - noncurrent	328,150	354,015	379,365
Pension and postretirement benefits	100,132	104,255	113,649
Other noncurrent liabilities	126,362	136,483	246,723
Total liabilities	5,251,502	5,220,961	6,093,154

Stockholders’ equity
Preferred stock	—	—	—
Common stock	3,515	3,501	3,495
Additional paid-in capital	354,760	353,367	336,851
Retained earnings	515,772	554,796	537,702
Accumulated other comprehensive loss	(535,873)	(492,311)	(538,522)
Total stockholders’ equity	338,174	419,353	339,526
Total liabilities and stockholders’ equity	$5,589,676	$5,640,314	$6,432,680

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarters Ended
	March 30, 2024	April 1, 2023
Operating Activities:
Net loss	$(39,122)	$(34,404)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	17,674	17,360
Amortization of acquisition intangibles	4,103	4,186
Other amortization	3,299	2,805
Loss on extinguishment of debt	—	8,466
Gain on classification of assets held for sale	—	(2,139)
Amortization of debt issuance costs and debt discount	2,544	1,973
Other	(2,381)	5,202
Changes in assets and liabilities:
Accounts receivable	(3,294)	51,643
Inventories	(59,379)	7,861
Other assets	(7,554)	(10,761)
Accounts payable	103,065	43,171
Accrued pension and postretirement benefits	181	1,479
Accrued liabilities and other	7,035	(52,305)
Net cash from operating activities	26,171	44,537
Investing Activities:
Capital expenditures	(20,257)	(24,244)
Other	28	18,944
Net cash from investing activities	(20,229)	(5,300)
Financing Activities:
Borrowings on Term Loan Facilities	—	891,000
Repayments on Term Loan Facilities	(14,750)	(6,250)
Borrowings on Accounts Receivable Securitization Facility	513,500	588,000
Repayments on Accounts Receivable Securitization Facility	(502,000)	(631,500)
Borrowings on Revolving Loan Facilities	316,000	421,500
Repayments on Revolving Loan Facilities	(316,000)	(461,000)
Borrowings on Senior Notes	—	600,000
Repayments on Senior Notes	—	(1,436,884)
Payments to amend and refinance credit facilities	(178)	(27,371)
Other	(4,031)	(1,675)
Net cash from financing activities	(7,459)	(64,180)
Effect of changes in foreign exchange rates on cash	(12,768)	(261)
Change in cash and cash equivalents	(14,285)	(25,204)
Cash and cash equivalents at beginning of period	205,501	238,413
Cash and cash equivalents at end of period	$191,216	$213,209

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of results as reported under GAAP to the results as adjusted for the quarter ended March 30, 2024 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the global Champion performance plan, the Full Potential transformation plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

Restructuring and other action-related charges in 2024 and 2023 include the following:

Global Champion performance plan
The global Champion performance plan includes actions and related charges regarding the Company’s accelerated and enhanced strategic initiatives to further streamline the operations and position the brand for long term profitable growth and the evaluation of strategic alternatives for the global Champion business, which includes approximately $17 million of charges in the quarter ended March 30, 2024 related to professional fees, severance and other costs. These charges are primarily reflected in selling, general and administrative expenses.

Supply chain segmentation	Represents charges related to supply chain segmentation to restructure, consolidate and position the Company’s distribution and manufacturing network to align with its Full Potential transformation plan demand trends.
Headcount actions and related severance
Represents charges related to operating model initiatives primarily headcount actions and related severance charges and adjustments as a result of the implementation of the Company’s Full Potential transformation plan.

Technology	Represents technology charges related to the implementation of the Company’s technology modernization initiative which includes a global enterprise resource planning platform under its Full Potential transformation plan.
Professional services	Represents professional fees, primarily including consulting and advisory services, related to the implementation of the Company’s Full Potential transformation plan.
Gain/loss on classification of assets held for sale	Represents the gain/loss to adjust the valuation allowance related to the U.S. Sheer Hosiery business, prior to the sale on September 29, 2023, primarily from the changes in carrying value due to changes in working capital.
Loss on extinguishment of debt	Represents charges related to the redemption of the Company’s 4.625% Senior Notes and 3.5% Senior Notes in the first quarter of 2023.
Gain on final settlement of cross currency swap contracts	Primarily represents the remaining gain related to cross-currency swap contracts previously designated as cash flow hedges in accumulated other comprehensive loss which was released into earnings as the Company unwound the cross-currency swap contracts in connection with the redemption of the 3.5% Senior Notes at the time of settlement in the first quarter of 2023.
Tax effect on actions	Represents the applicable effective tax rate on the restructuring and other action-related charges based on the jurisdiction of where the charges were incurred.

	Quarters Ended
	March 30, 2024	April 1, 2023
Gross profit, as reported under GAAP	$460,927	$449,693
As a % of net sales	39.9%	32.4%
Restructuring and other action-related charges:
Global Champion performance plan	303	—
Full Potential transformation plan:
Supply chain segmentation	167	4,523
Headcount actions and related severance	36	—
Gross profit, as adjusted	$461,433	$454,216
As a % of net sales	39.9%	32.7%

	Quarters Ended
	March 30, 2024	April 1, 2023
Selling, general and administrative expenses, as reported under GAAP	$408,821	$392,374
As a % of net sales	35.4%	28.2%
Restructuring and other action-related charges:
Global Champion performance plan	(16,449)	—
Full Potential transformation plan:
Headcount actions and related severance	(12,151)	1,091
Supply chain segmentation	(1,940)	—
Professional services	(490)	(40)
Technology	(181)	(3,684)
Gain on classification of assets held for sale	—	2,139
Other	(4)	(1,104)
Selling, general and administrative expenses, as adjusted	$377,606	$390,776
As a % of net sales	32.7%	28.1%

	Quarters Ended
	March 30, 2024	April 1, 2023
Operating profit, as reported under GAAP	$52,106	$57,319
As a % of net sales	4.5%	4.1%
Restructuring and other action-related charges:
Global Champion performance plan	16,752	—
Full Potential transformation plan:
Headcount actions and related severance	12,187	(1,091)
Supply chain segmentation	2,107	4,523
Professional services	490	40
Technology	181	3,684
Gain on classification of assets held for sale	—	(2,139)
Other	4	1,104
Operating profit, as adjusted	$83,827	$63,440
As a % of net sales	7.3%	4.6%

	Quarters Ended
	March 30, 2024	April 1, 2023
Interest expense, net and other expenses, as reported under GAAP	$75,960	$73,223
Restructuring and other action-related charges:
Loss on extinguishment of debt	—	(8,466)
Gain on final settlement of cross currency swaps	—	1,370
Interest expense, net and other expenses, as adjusted	$75,960	$66,127

	Quarters Ended
	March 30, 2024	April 1, 2023
Loss before income taxes, as reported under GAAP	$(23,854)	$(15,904)
Restructuring and other action-related charges:
Global Champion performance plan	16,752	—
Full Potential transformation plan:
Headcount actions and related severance	12,187	(1,091)
Supply chain segmentation	2,107	4,523
Professional services	490	40
Technology	181	3,684
Gain on classification of assets held for sale	—	(2,139)
Other	4	1,104
Loss on extinguishment of debt	—	8,466
Gain on final settlement of cross currency swaps	—	(1,370)
Income (loss) before income taxes, as adjusted	$7,867	$(2,687)

	Quarters Ended
	March 30, 2024	April 1, 2023
Net loss, as reported under GAAP	$(39,122)	$(34,404)
Restructuring and other action-related charges:
Global Champion performance plan	16,752	—
Full Potential transformation plan:
Headcount actions and related severance	12,187	(1,091)
Supply chain segmentation	2,107	4,523
Professional services	490	40
Technology	181	3,684
Gain on classification of assets held for sale	—	(2,139)
Other	4	1,104
Loss on extinguishment of debt	—	8,466
Gain on final settlement of cross currency swaps	—	(1,370)
Tax effect on actions	—	—
Net loss, as adjusted	$(7,401)	$(21,187)

	Quarters Ended[1]
	March 30, 2024	April 1, 2023
Diluted loss per share, as reported under GAAP	$(0.11)	$(0.10)
Restructuring and other action-related charges:
Global Champion performance plan	0.05	—
Full Potential transformation plan:
Headcount actions and related severance	0.03	0.00
Supply chain segmentation	0.01	0.01
Professional services	0.00	0.00
Technology	0.00	0.01
Gain on classification of assets held for sale	—	(0.01)
Other	0.00	0.00
Loss on extinguishment of debt	—	0.02
Gain on final settlement of cross currency swaps	—	0.00
Tax effect on actions	—	—
Diluted loss per share, as adjusted	$(0.02)	$(0.06)

1	Amounts may not be additive due to rounding.
Including the unfavorable foreign currency impact of $3 million, global Champion sales excluding C9 Champion decreased approximately 26% in the first quarter of 2024 compared to the first quarter of 2023. On a constant currency basis, global Champion sales excluding C9 Champion decreased approximately 25% in the first quarter of 2024 compared to the first quarter of 2023.

TABLE 6-B
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	March 30, 2024	April 1, 2023
Leverage Ratio:

EBITDA[1]:
Net loss	$(22,444)	$(279,750)
Interest expense, net	283,591	183,562
Income tax expense (benefit)	(10,598)	479,022
Depreciation and amortization	105,762	104,332
Total EBITDA	356,311	487,166
Total restructuring and other action-related charges (excluding tax effect on actions)[2]	141,504	68,273
Other net losses, charges and expenses[3]	132,919	118,802
Total EBITDA, as adjusted	$630,734	$674,241

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long-term debt issuance costs and debt discount of $34,331 and $40,055, respectively)	$3,333,500	$3,847,750
(Less) debt related to an unrestricted subsidiary[4]	(17,500)	—
Other debt and cash adjustments[5]	4,043	4,640
(Less) Cash and cash equivalents	(191,216)	(213,209)
Net debt	$3,128,827	$3,639,181

Debt/Net loss[6]	(148.5)	(13.8)

Net debt/EBITDA, as adjusted[7]	5.0	5.4

1	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
2
The last twelve months ended March 30, 2024 includes $105 million of global Champion performance plan charges, $19 million of headcount actions and related severance charges, $6 million of a loss on the sale of business and classification of assets held for sale, $5 million of technology charges, $4 million of professional services, $2 million of supply chain segmentation charges and $1 million related to other restructuring and other action-related charges. The last twelve months ended April 1, 2023 includes $21 million of supply chain segmentation charges, $16 million of professional services, $11 million of technology charges, $9 million of headcount actions and related severance charges, $8 million of a loss on extinguishment of debt, $3 million related to other restructuring and other action-related charges, $1 million of a loss on classification of assets held for sale and $(1) million of a gain on the final settlement of cross currency swap contracts. The items included in restructuring and other action-related charges are described in more detail in Table 6-A.

3
Represents other net losses, charges and expenses that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. The last twelve months ended March 30, 2024, primarily includes $84 million of excess and obsolete inventory write-offs, $21 million in other compensation related items primarily stock compensation expense, $17 million of pension non-cash expense, $13 million in charges related to sales incentive amortization, $11 million of non-cash cloud computing expense, $1 million in charges related to the ransomware attack and extraordinary events, $(4) million of recovery of bad debt expense, $(4) million of net unrealized gains due to hedging activities and a $(6) million adjustment for interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary. The last twelve months ended April 1, 2023, primarily includes $36 million of excess and obsolete inventory write-offs, $32 million in charges related to the ransomware attack and extraordinary events, $23 million in other compensation related items primarily stock compensation expense, $20 million of pension non-cash expense, $5 million of bad debt expense and $3 million of non-cash cloud computing expense.

4	Represents amounts outstanding under an existing accounts receivable securitization facility entered into by an unrestricted subsidiary of the Company.
5	Includes drawn and undrawn letters of credit, financing leases and cash balances in certain geographies.
6	Represents Debt divided by Net loss, which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.
7
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes other net losses, charges and expenses in addition to restructuring and other action-related charges.

	Quarters Ended
	March 30, 2024	April 1, 2023
Free cash flow:
Net cash from operating activities	$26,171	$44,537
Capital expenditures	(20,257)	(24,244)
Free cash flow	$5,914	$20,293

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	June 29, 2024	December 28, 2024
Operating profit outlook, as calculated under GAAP	$96,000 to $111,000	$430,000 to $450,000
Restructuring and other action-related charges outlook	19,000	70,000
Operating profit outlook, as adjusted	$115,000 to $130,000	$500,000 to $520,000

Diluted earnings per share outlook, as calculated under GAAP[1]	$0.02 to $0.06	$0.22 to $0.28
Restructuring and other action-related charges outlook	0.05	0.20
Diluted earnings per share outlook, as adjusted	$0.07 to $0.11	$0.42 to $0.48

Cash flow from operations outlook, as calculated under GAAP		$400,000
Capital expenditures outlook		65,000
Free cash flow outlook		$335,000

1
The Company expects approximately 353 million diluted weighted average shares outstanding for the quarter ended June 29, 2024 and approximately 354 million diluted weighted average shares outstanding for the year ended December 28, 2024.

The Company is unable to reconcile projections of financial performance beyond 2024 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2024 and beyond, such as net sales, operating profit, tax rates and action related charges.